Exhibit 99.1
EcoloCap Recycles Organic Waste into Cost-Effective Sustainable Products
EcoloCap combines innovation, engineering, and industry knowledge to create ecofriendly and sustainable products from organic waste
BARRINGTON, Ill. – EcoloCap Solutions, the leader in organic waste recycling in the United States, will begin input operations at the end of June 2017.  This first installation is a framework that will be duplicated at future installations across the country. The first installation is located at a Lakeshore Recycling facility (3152 S California Ave, Chicago, IL 60608). Operations will start with an input of fifteen tons of fruits and vegetables to be converted into a high-grade compost and organic fertilizer ready to ship to local companies for distribution and mixing by fertilizer distributors.
The byproduct created in the biological fermentation process is an organic fertilizer or animal feed depending on the material input. Output is discharged on a continuous basis, which can then be bagged/pelletized on or off site, or delivered in bulk depending on the customer requirements. The byproduct is free from any harmful pathogens as the organic material is heat-treated during fermentation.
Newly appointed CEO, James Kwak, has mentioned that EcoloCap's goal is to change how we dispose waste and make our world eco-friendlier. The first installation at LRS is going to be our template as a springboard to all future installations. EcoloCap's goal is to make ECOS BioART the technology that every waste company is going to want to implement into their method of handling waste. The decision will be easy once the world is able to witness both the economic and environmental benefits of ECOS BioART.
"We are very excited about the opportunities our technology provides to all industries by reducing their costs and by helping them become more sustainable, says James Kwak, CEO. "We can't thank Lake Shore Recycling's team enough for assisting us in setting up this pilot at their location along with all the resources spent associated with this exciting project," Kwak concludes.
For more information visit: http://www.ecolocap.com
About EcoloCap
The Ecolocap compost technology redirects all organic waste into a valuable byproduct. The byproduct includes organic fertilizers, chicken, fish feed, or biomass in the form of a dry powder or pellet that can be efficiently stored, transported, and spread.
This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions, and actual events may differ materially. Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.